Exhibit 99.1

Civitas Solutions Reports Fiscal 2017 Third Quarter Financial Results

BOSTON, MA, August 9, 2017 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal third quarter ended June 30, 2017.

Third Quarter Fiscal 2017 Results At A Glance

•	Third quarter net revenue increased 5.2% to $372.3 million

•	Third quarter net income was $7.4 million, compared to net income of $4.8 million in the third quarter of fiscal 2016

•	Third quarter Adjusted EBITDA increased by 4.0% to $42.3 million

•	Completed seven acquisitions, including one that closed on July 1st, with total annual revenues of $23.2 million

•	Expanded platform of Adult Day Health services to third state with acquisition of New Jersey provider

“We are pleased that, as expected, our growth accelerated during the third quarter, led by continued strong performance in our two fastest growing businesses, SRS and ADH,” stated Bruce Nardella, president and chief executive officer. “In addition, organic growth has expanded in our largest service line, I/DD, and we are realizing benefits from our cost efficiency program. We have also quickened the pace of acquisitions. Even with the recent flurry of deals, our acquisition pipeline remains robust. Taken together, we believe all of this activity positions us well for fiscal 2018.”

Third Quarter Fiscal 2017 Financial Results

Net revenue for the third quarter was $372.3 million, an increase of $18.4 million, or 5.2%, over net revenue for the same period of the prior year. Net revenue increased $11.7 million from organic growth and $6.7 million from acquisitions that closed during and after the third quarter ended June 30, 2016.

Net revenue consisted of:

•	Intellectual and Developmental Disabilities ("I/DD") services net revenue of $243.5 million, an increase of 4.1% compared to the third quarter of fiscal 2016.

•	Post-Acute Specialty Rehabilitation Services ("SRS") services net revenue of $77.8 million, an increase of 5.8% compared to the third quarter of fiscal 2016.

•	At-risk youth ("ARY") services net revenue of $35.4 million, which is consistent with the third quarter of fiscal 2016.

•	Adult Day Health ("ADH") services net revenue of $15.7 million, an increase of 39.7% compared to the third quarter of fiscal 2016.

Income from operations for the third quarter was $20.3 million, or 5.4% of net revenue, compared to $17.8 million, or 5.0% of net revenue, for the third quarter of the prior year. The increase in our operating margin when compared to three months ended June 30, 2016 was primarily due to a decrease in general and administrative expenses as a percentage of net revenue. This was primarily due to a decrease in indirect labor expense as well as reduced administrative costs resulting from our continued focus on optimizing our cost structure. In addition, general and administrative expenses during the third quarter of the prior year were negatively impacted by a $2.6 million charge for acquisition related contingent consideration liabilities. The increase in our operating margin was partially offset by an increase in direct labor costs due to higher overtime pay and an increase in health insurance expense due to higher enrollment and utilization compared to the three months ended June 30, 2016.

Net income for the third quarter was $7.4 million compared to $4.8 million for the same period of the prior year.

Basic and diluted net income per common share was $0.20 for the third quarter ended June 30, 2017, compared to basic and diluted net income per common share of $0.13 for the same period of the prior year.

Adjusted EBITDA for the third quarter was $42.3 million, or 11.4% of net revenue, compared to Adjusted EBITDA of $40.6 million, or 11.5% of net revenue, for the third quarter of the prior year. The slight decrease in Adjusted EBITDA margin was due to the increase in direct labor costs described above. This was offset by a decrease in general and administrative expense primarily due to a decrease in indirect labor expense as well as reduced administrative costs resulting from our continued focus on optimizing our cost structure.

Year-to-Date Fiscal 2017 Financial Results

Net revenue for the nine months ended June 30, 2017 was $1,094.1 million, an increase of $48.7 million, or 4.7%, over net revenue for the same period of the prior year. The growth in net revenue was negatively impacted by the divestiture of our ARY operations in six states during the first half of fiscal 2016, which resulted in a decrease in net revenue of $6.9 million compared to the nine months ended June 30, 2016. Excluding these operations, net revenue increased by $55.6 million, or 5.4%, of which $28.2 million was from organic growth and $27.4 million was from acquisitions that closed during and after the nine months ended June 30, 2016. The increase in net revenue during the nine months ended June 30, 2017 was also negatively impacted by an increase in sales adjustments of $3.8 million compared to the nine months ended June 30, 2016.

Net revenue consisted of:

•	I/DD services net revenue of $719.2 million, an increase of 3.6% compared to the nine months ended June 30, 2016.

•	SRS services net revenue of $229.3 million, an increase of 7.4% compared to the nine months ended June 30, 2016.

•
ARY service net revenue of $106.8 million, a decrease of 5.7% compared to the nine months ended June 30, 2016. Excluding the ARY divestitures, ARY service net revenue would have increased 0.4% compared to the nine months ended June 30, 2016.

•	ADH services net revenue of $38.8 million, an increase of 60.4% compared to the nine months ended June 30, 2016.

Income from operations for the nine months ended June 30, 2017 was $52.0 million, or 4.8% of net revenue, compared to $46.4 million, or 4.4% of net revenue, for the same period of the prior year. The increase in our operating margin when compared to the nine months ended June 30, 2016 was primarily due to a decrease in general and administrative expenses as a percentage of net revenue. This decrease was primarily attributable to an $8.6 million reduction in stock based compensation resulting from a $10.5 million stock based compensation charge recorded during the prior year, and decreases in indirect labor expense as well as reduced administrative costs resulting from our continued focus on optimizing our cost structure. The increase in our operating margin was partially offset by increases in direct labor costs and client occupancy costs as a percentage of revenue. The increase in direct labor costs was the result of higher overtime pay and an increase in health insurance expense due to higher enrollment and utilization compared to the nine months ended June 30, 2016. The increase in occupancy costs was due to increases in rent, utilities, and maintenance expenses compared to the same period of the prior year.

Net income for the nine months ended June 30, 2017 was $17.0 million, compared to $6.5 million for the same period of the prior year.

Basic net income per common share was $0.46 and diluted net income per common share was $0.45 for the nine months ended June 30, 2017, compared to basic and diluted net income per common share of $0.18 for the nine months ended June 30, 2016.

Adjusted EBITDA for the nine months ended June 30, 2017 was $118.4 million, or 10.8% of net revenue, compared to Adjusted EBITDA of $118.2 million, or 11.3% of net revenue, for the same period of the prior year. The decrease in our Adjusted EBITDA margin was primarily due to the increases in direct labor and occupancy costs described above. In addition, the year-over-year results in Adjusted EBITDA were negatively impacted by a $2.9 million gain from favorable contract settlements realized during the prior year that did not recur. The decrease was partially offset by the decreases in indirect labor expense and other administrative costs described above.

Fiscal 2017 Outlook and Guidance

The Company is updating its fiscal year 2017 net revenue and Adjusted EBITDA guidance that it communicated on May 10, 2017 during the release of fiscal second quarter results.

For fiscal 2017, the Company is reducing the top-end of its net revenue and Adjusted EBITDA guidance while maintaining the low-end of both ranges. The Company now expects fiscal 2017 net revenue in the range of $1.48 billion to $1.49 billion and fiscal 2017 Adjusted EBITDA in the range of $162 million to $165 million. This compares to our previous ranges of $1.48 billion to $1.52 billion and $162 million to $166 million, respectively.

A reconciliation of the low-end and high-end of the Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2017
(In millions)	Low-end	High-end
Net income	$24.8	$26.6
Provision for income taxes	16.6	17.8
Interest expense, net	32.7	32.7
Depreciation and amortization	75.0	75.0
Stock-based compensation	10.0	10.0
Contingent consideration adjustment	0.2	0.2
Expense reduction project costs	2.7	2.7
Adjusted EBITDA	$162.0	$165.0

Modeling guidelines for the current fiscal year assume the following:

Average basic and diluted shares outstanding for the year: 37.5 million
Capital expenditures: 3.3% of net revenue
Annual tax rate: 40%

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by potential future non-operating charges that would impact net income without affecting Adjusted EBITDA.

Conference Call
This afternoon, Wednesday, August 9, 2017, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2017 third quarter results.
Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 8/16/2017):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:        855-669-9658
Replay Access Code:         10111038

A live webcast of the conference call will be available via the investor relations section of the Company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through November 9, 2017.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, net revenue excluding ARY divested operations, and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Net revenue excluding ARY divested operations is presented to enhance investors’ understanding of the financial performance and operating trends of the continuing operations. Net debt is presented because it is useful for lenders, securities analysts, and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, revenues or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. While we and other companies in our industry frequently use Adjusted EBITDA as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of non-GAAP Financial Measures” on page 8 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, "aspiration", “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Gross revenue	$377,768	$358,572	$1,109,964	$1,057,394
Sales adjustments	(5,423)	(4,609)	(15,826)	(12,001)
Net revenue	372,345	353,963	1,094,138	1,045,393
Cost of revenue	292,498	274,569	861,992	811,385
Operating expenses:
General and administrative	40,413	42,988	123,992	132,614
Depreciation and amortization	19,161	18,634	56,146	54,952
Total operating expenses	59,574	61,622	180,138	187,566
Income from operations	20,273	17,772	52,008	46,442
Other income (expense):
Other income (expense), net	(149)	(140)	762	(1,098)
Interest expense	(8,339)	(8,493)	(25,117)	(25,530)
Income from continuing operations before income taxes	11,785	9,139	27,653	19,814
Provision for income taxes	4,424	4,296	10,634	13,032
Income from continuing operations	7,361	4,843	17,019	6,782
Loss from discontinued operations, net of tax	—	(27)	—	(255)
Net income	$7,361	$4,816	$17,019	$6,527
Income per common share, basic
Income from continuing operations	$0.20	$0.13	$0.46	$0.18
Loss from discontinued operations, net of tax	—	—	—	—
Net income	$0.20	$0.13	$0.46	$0.18
Income per common share, diluted
Income from continuing operations	$0.20	$0.13	$0.45	$0.18
Loss from discontinued operations, net of tax	$—	$—	$—	$—
Net income	$0.20	$0.13	$0.45	$0.18
Weighted average number of common shares outstanding, basic	37,323,458	37,108,486	37,278,760	37,101,968
Weighted average number of common shares outstanding, diluted	37,495,488	37,252,344	37,413,264	37,247,784

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	June 30, 2017	September 30, 2016
Cash and cash equivalents	$26,103	$50,683
Working capital (a)	$74,119	$77,354
Total assets	$1,081,105	$1,086,158
Total debt (b)	$639,269	$644,591
Net debt (c)	$563,166	$543,908
Stockholders' equity	$171,844	$145,590

	Nine Months Ended June 30,
	2017	2016
Cash flows provided by (used in):
Operating activities	$70,020	$60,641
Investing activities	$(82,211)	$(75,038)
Financing activities	$(12,389)	$(8,047)
Purchases of property and equipment	$(32,981)	$(31,655)
Acquisition of businesses (d)	$(51,883)	$(44,481)

(a)	Calculated as current assets minus current liabilities.

(b)	Total debt includes obligations under capital leases and excludes deferred financing costs and original issue discount on the term loan.

(c)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of non-GAAP Financial Measures for a reconciliation of total debt to net debt.

(d)	For the nine months ended June 30, 2017, cash paid for acquisitions includes a $9.5 million deposit made on an acquisition within our SRS business that closed on July 1, 2017.

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,

Reconciliation from Net income to Adjusted EBITDA:	2017	2016	2017	2016
Net income	$7,361	$4,816	$17,019	$6,527
Loss from discontinued operations, net of tax	—	27	—	255
Provision for income taxes	4,424	4,296	10,634	13,032
Interest expense, net	8,339	8,490	25,112	25,300
Depreciation and amortization	19,161	18,634	56,146	54,952
Adjustments:
Stock-based compensation (a)	2,223	1,766	6,596	15,200
Exit costs(b)	—	—	—	2,005
Contingent consideration adjustment (c)	(181)	2,600	194	(345)
Sale of business(d)	—	—	—	1,250
Expense reduction project costs(e)	945	—	2,694	—
Adjusted EBITDA	$42,272	$40,629	$118,395	$118,176

(a)
Represents non-cash stock-based compensation expense. For the nine months ended June 30, 2016, stock-based compensation includes $10.5 million of expense related to certain awards under our former equity compensation plan that vested in connection with our secondary offering and the distribution of our shares held by NMH Investment, LLC in October 2015. The vesting of these awards impacted the allocation of the shares of Civitas that were distributed from NMH Investment, LLC to our private equity sponsor and management and not the number of shares outstanding.

(b)	Represents severance and lease terminations costs associated with our ARY divestitures.

(c)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(d)	Represents the loss recorded on the sale of our North Carolina ARY business.

(e)	Represents consulting, severance and other costs incurred in connection with the Company's project to optimize business operations and reduce company-wide expenses.

Reconciliation of Non-GAAP Financial Measures (continued)
($ in thousands)
(unaudited)

Reconciliations of net revenue to net revenue excluding ARY divested operations, for the nine months ended June 30, 2017 and 2016 are as follows:

	Nine Months Ended June 30,
	2017	2016	$ Change	% Change
Net revenue	$1,094,138	$1,045,393	$48,745	4.7%
Less net revenue from ARY divested operations	18	6,922	(6,904)
ARY net revenue excluding ARY divested operations	$1,094,120	$1,038,471	$55,649	5.4%

	Nine Months Ended June 30,
	2017	2016	$ Change	% Change
ARY net revenue	$106,784	$113,279	$(6,495)	(5.7)%
Less net revenue from ARY divested operations	18	6,922	(6,904)
ARY net revenue excluding ARY divested operations	$106,766	$106,357	$409	0.4%

A reconciliation of reported debt to net debt is as follows:

	As of
	June 30, 2017	September 30, 2016
Reported Debt(1)	$632,732	$637,523
Original issue discount on term loan, net of accumulated amortization	970	1,178
Deferred financing costs, net of accumulated amortization	5,567	5,890
Total debt	$639,269	$644,591
Cash and cash equivalents	26,103	50,683
Restricted cash	50,000	50,000
Net debt	$563,166	$543,908
(1) Reported debt includes obligations under capital leases.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.
Contact
Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com